SHARE AND ASSET PURCHASE AGREEMENT

     THIS AGREEMENT made the      day of January, 2002,

BETWEEN:

     WINDJAMMER BAHAMAS (1992) LIMITED, a corporation incorporated under the laws of the Commonwealth of the Bahamas,

     (hereinafter called the "Vendor"),

                                                              OF THE FIRST PART,

     - and -

     BAUER  WINDJAMMER   RESORT  AND  SPA  (BAHAMAS)   LIMITED,   a  corporation
     incorporated under the laws of the Commonwealth of the Bahamas,

     (hereinafter called the "Purchaser"),

                                                             OF THE SECOND PART,

     - and -

     THE BAUER PARTNERSHIP, INC., a corporation incorporated under the laws of the State of Nevada,

     (hereinafter called the "Corporation"),

                                                              OF THE THIRD PART.

     WHEREAS:

A. The Vendor owns all of the issued and outstanding shares in the capital of Windjammer Holdings Limited and Elgin Holdings Limited;

B. Windjammer Holdings Limited owns all of the issued and outstanding shares in the capital of Windjammer Landing Company St. Lucia (1992) Limited and Windjammer Landing Company Limited, which collectively own all of the assets and carry on the business of the Windjammer Landing Resort located in Labrelotte Bay, St. Lucia;

C. The Vendor is owed approximately $12.0 million plus accrued interest by Windjammer Landing Company St. Lucia (1992) Limited, $8.3 million plus accrued interest by Windjammer Landing Company Limited and approximately $0.8 million plus accrued interest by Elgin Holdings Limited;

D. The Vendor also owns certain assets and owes certain liabilities in connection with the business of selling time share units at the Windjammer Landing Resort; and

E. The Purchaser wishes to acquire from the Vendor such shares and such assets and assume such liabilities, and, contemporaneously therewith, make arrangements for the payment by Windjammer Landing Company St. Lucia (1992) Limited, Windjammer Landing Company Limited and Elgin Holdings Limited to the Vendor of all amounts owed to it, all in accordance with the terms and conditions of this Agreement;


     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:


                                    ARTICLE I

                                 INTERPRETATION

1.1 Defined Terms. For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     (a)  "Assumed Liabilities" has the meaning set out in Section 2.2;

     (b) "Audited Consolidated Financial Statements" means the audited consolidated financial statements of WHL, WJSL and WJSL92 for the fiscal periods ending on April 30th in each of 2000 and 2001, copies of which have been provided to the Purchaser;

     (c) "Audited WJSL Financial Statements" means the audited financial statements of WJSL for the fiscal periods ending on April 30th in each of 2000 and 2001, copies of which have been provided to the Purchaser;

     (d) "Business" means the business currently and heretofore carried on by the Vendor and the Windjammer Companies consisting of the operation of the Resort, including the sale of villas and the hotel operation, and the sale of time share units at the Resort;

     (e) "Business Day" means any day (other than a Saturday or a Sunday) on which the main branch of Canadian Imperial Bank of Commerce (Bahamas) in Nassau, Bahamas, is open for business;

     (f)  "Claim" has the meaning set out in Section 9.3;

     (g)  "Closing Balance Sheet" has the meaning set out in Section 2.9;

     (h) "Closing Date" means the date which is ninety (90) days after the date of this Agreement, or such other date as may be mutually agreed upon by the Vendor and the Purchaser;

     (i)  "Closing Financial Statements" has the meaning set out in Section 2.9;

     (j)  "Closing Income Statement" has the meaning set out in Section 2.9;

     (k) "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written of oral;

     (l)  "Corporation"  means  The  Bauer  Partnership,   Inc.,  a  corporation
          incorporated under the laws of the State of Nevada;

     (m) "Debentures" means, collectively, the WJSL Debenture, the WJSL92 Debenture and the EHL Debenture;

     (n)  "Direct Claim" has the meaning set out in Section 9.3;

     (o)  "Due Diligence Period" has the meaning set out in Section 6.1;

     (p) "EHL" means Elgin Holdings Limited, a corporation incorporated under the laws of St. Lucia;

     (q) "EHL Debenture" means the debenture in the principal amount of $0.8 million granted by EHL in favour of the Vendor pursuant to which the Vendor is owed approximately $0.8 million plus accrued interest;

     (r) "EHL Financial Statements" means the internally produced unaudited financial statements of EHL for the fiscal periods ending on February 28th in each of 2000 and 2001, copies of which have been provided to the Purchaser;

     (s)  "Employee Plans" has the meaning set out in Section 3.25;

     (t) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

     (u) "Financial Statements" means, collectively, the Audited Consolidated Financial Statements, the Audited WJSL Financial Statements, the WJSL92 Financial Statements, the EHL Financial Statements, the Interim WJSL Financial Statements, the Interim EHL Financial Statements and the Interim WJSL92 Financial Statements, a complete listing of which is set out in Schedule 1.1(u) attached hereto;

     (v) "Guarantee and Exchange Agreement" has the meaning set out in Section 2.8;

     (w)  "Indebtedness Documentation" has the meaning set out in Section 2.7;

     (x)  "Indemnified Party" has the meaning set out in Section 9.3;

     (y)  "Indemnifying Party" has the meaning set out in Section 9.3;

     (z) "Interim EHL Financial Statements" means the interim internally produced financial statements of EHL for the seven month period ending on September 30th, 2001, a copy of which have been provided to the Purchaser;

     (aa) "Interim WJSL Financial Statements" means the interim internally produced financial statements of WJSL for the six month period ending on October 31st, 2001, a copy of which have been provided to the Purchaser;

     (bb) "Interim WJSL92 Financial Statements" means the interim internally produced financial statements of WJSL92 for the five month period ending on September 30th, 2001, a copy of which have been provided to the Purchaser;

     (cc) "Licenses" has the meaning set out in Section 3.17;

     (dd) "Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlements) arising directly or indirectly as a consequence of such matter;

      (ee) "Permitted Encumbrances" means:

              (i) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

              (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by any of the Windjammer Companies; (iii) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

              (iv) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon any of the Windjammer Companies pursuant to law or that relate to obligations not due or delinquent;

              (v) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

              (vi) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

              (vii) the reservations in any original grants from the government of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

              (viii) the Permitted Encumbrances described in Schedule 1.1(ee);

     (ff) "Purchase Price" has the meaning set out in Section 2.3;

     (gg) "Purchased Shares" has the meaning set out in Section 2.1;

     (hh) "Purchaser" means Bauer Windjammer Resort & Spa (Bahamas) Limited, a corporation incorporated under the laws of the Commonwealth of the Bahamas;

     (ii) "Real Property" has the meaning set out in Section 3.11;

     (jj) "Resort" means the Windjammer Landing Resort located at Labrelotte Bay in St. Lucia;

     (kk) "Third Party" has the meaning set out in Section 9.5;

     (ll) "Third Party Claim" has the meaning set out in Section 9.3;

     (mm) "Time of  Closing"  means 10:00 a.m.  (St.  Lucia time) on the Closing
          Date;

     (nn) "Vendor" means Windjammer Bahamas (1992) Limited, a corporation incorporated under the laws of the Commonwealth of the Bahamas;

     (oo) "WHL" means Windjammer Holdings Limited, a corporation incorporated under the laws of the Commonwealth of the Bahamas;

     (pp) "Windjammer Companies" means, collectively, WHL, EHL, WJSL and WJSL92;

     (qq) "WJSL"  means  Windjammer   Landing  Company  Limited,  a  corporation
          incorporated under the laws of St. Lucia;

     (rr) "WJSL Debenture" means the debenture in the principal amount of $14.7 million granted by WJSL in favour of the Vendor pursuant to which the Vendor is owed approximately $8.3 million plus accrued interest;

     (ss) "WJSL92" means Windjammer Landing Company St. Lucia (1992) Limited, a corporation incorporated under the laws of St. Lucia';

     (tt) "WJSL92 Debenture" means the debenture in the principal amount of $14.0 million granted by WJSL92 in favour of the Vendor pursuant to which the Vendor is owed approximately $12.0 million plus accrued interest; and

     (uu) "WJSL92 Financial Statements" means the internally produced unaudited financial statements of WJSL92 for the fiscal periods ending on April 30th in each of 2000 and 2001, copies of which have been provided to the Purchaser.


1.2 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in the currency of the United States of America.

1.3 Sections and Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a Schedule refers to the specified section of or Schedule to this Agreement.

1.4 Number, Gender and Persons. In this Agreements, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5 Accounting Principles. Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

1.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7  Time of Essence. Time shall be of the essence of this Agreement.

1.8 Applicable Law. This Agreements shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Commonwealth of the Bahamas, and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of such country and all courts competent to hear appeals therefrom. The Guarantee and Exchange Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York, and the Guarantee and Exchange Agreement shall provide that each party to it shall irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of such state and all courts competent to hear appeals therefrom.

1.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.10 Successors and Assigns. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.11 Amendment and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.12 Schedules.  The  following  Schedules are attached to and form part of this
     Agreement:

         Schedule 1.1(u)     -   Listing of Financial Statements
         Schedule 1.1(ee)    -   Permitted Encumbrances
         Schedule 2.2        -   Purchased Assets and Assumed Liabilities
         Schedule 2.8        -   Matters relating to the Guarantee and Exchange
                                 Agreement
         Schedule 3.9        -   Description of the Resort
         Schedule 3.11       -   Site Plan for the Real Property
         Schedule 3.12       -   Matters relating to the Real Property
         Schedule 3.16       -   Material Contracts
         Schedule 3.17       -   Licenses and Permits
         Schedule 3.18       -   Regulatory and Third Party Consents
         Schedule 3.21(k)    -   Capital Expenditures
         Schedule 3.23       -   Legal and Regulatory Proceedings
         Schedule 3.25       -   Employee Plans
         Schedule 3.26       -   Collective Agreements

                                   ARTICLE II

           PURCHASE AND SALE OF PURCHASED SHARES AND PURCHASED ASSETS

2.1 Purchase and Sale of Purchased Shares. Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser, and the Purchaser covenants and agrees to purchase from the Vendor, all the issued and outstanding shares in the capital of WHL and all the issued and outstanding shares in the capital of EHL (collectively, the "Purchased Shares").

2.2. Purchase and Sale of Purchased Assets and Assumption of Assumed Liabilities. Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser, and the Purchaser covenants and agrees to purchase from the Vendor, certain assets in connection with the business of selling time share units at the Resort, which consists of promissory notes in the approximate amount of $2.0 million and unsold inventory of time share units (collectively, the "Purchased Assets"), and the Purchaser covenants and agrees to assume and be responsible for certain liabilities in connection with the business of selling time share units at the Resort, which consists primarily of commissions payable (collectively, the "Assumed Liabilities"), all as more particularly set out and described in Schedule 2.2 attached hereto.

2.3 Purchase Price. The purchase price payable by the Purchaser to the Vendor for the Purchased Shares and the Purchased Assets (the "Purchase Price") shall be the sum of $5.1 million, subject to adjustment as provided for in Sections 2.6, 2.11 and 2.12. The Purchaser and the Vendor covenant and agree to allocate the Purchase Price among the Purchased Shares and the Purchased Assets as follows:

  Purchased Shares
           - Shares of WHL                 $2.5 million, subject to adjustment
           - Shares of EHL                 $0.1 million

  Purchased Assets
           - Promissory Notes              $2.0 million, subject to adjustment
           -Unsold Time Share Inventory    $0.5 million, subject to adjustment

The final allocation of the Purchase Price among the Purchased Shares and the Purchased Assets shall be agreed by the Vendor and the Purchaser at the time that final adjustments to the Purchase Price are made following preparation of the Closing Financial Statements.

2.4 Deposits. Upon execution of this Agreement, the Purchaser shall pay to the Vendor the sum of $100,000 as a non-refundable deposit. The Purchaser shall pay an additional non-refundable deposit of $100,000 to the Vendor on the date which is thirty (30) days after the date of this Agreement. The Purchaser agrees that both such deposits shall be fully earned by the Vendor at the time of their payment and shall not be refundable to the Purchaser in any event. In the event the transactions contemplated by this Agreement are completed, such deposits will be applied to the portion of the Purchase Price payable on closing.

2.5 Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser to the Vendor at the Time of Closing as follows:

     (a) application by the Vendor of the deposits in the aggregate amount of $200,000; and

     (b) delivery to the Vendor, or in such manner as the Vendor may in writing direct, a certified cheque or banker's draft in immediately available funds in the amount of $4,900,000, subject to adjustment.

2.6 Repayment of Amounts Owing by the Windjammer Companies to the Vendor and Certain Adjustments to the Purchase Price. Contemporaneously with the purchase and sale of the Purchased Shares and the Purchased Assets, the Purchaser shall arrange for sufficient funds to be advanced to the Windjammer Companies and shall cause the Windjammer Companies to repay to the Vendor the amount of $12.9 million owed to it by the Windjammer Companies, subject to adjustment as provided for herein. The Purchaser acknowledges and agrees that the total amount to be paid to the Vendor at the Time of Closing in respect of payment of the Purchase Price and repayment of amounts owing by the Windjammer Companies to the Vendor shall amount to $18.0 million in the aggregate. It is intended that all accrued interest owed to the Vendor by the Windjammer Companies, which is estimated to be in the amount of $4.3 million, shall form part of the repayment to occur at the Time of Closing and that a repayment of principal amounts owing to the Vendor shall amount to approximately $9.1 million, so that the remaining principal balance owing by the Windjammer Companies to the Vendor shall be $12.0 million. In the event that the accrued interest to be repaid on closing is greater than $4.3 million, or the amount of principal required to be repaid in order to reduce the principal balance outstanding to the Vendor to $12.0 million is greater than $9.1 million, the portion of the Purchase Price allocated to the shares of WHL shall be reduced by the aggregate of such amounts. It is also intended that the portion of the Purchase Price allocated to the Purchased Assets shall be an amount equal to the net book value of the Purchased Assets as shown in the Closing Balance Sheet. If such net book value is less than $2.5 million (which is the estimated allocation in Section 2.3), the portion of the Purchase Price allocated to the shares of WHL shall be increased by the amount of such difference, and if such net book value is greater than $2.5 million, the portion of the Purchase Price allocated to the shares of WHL shall be decreased by the amount of such difference. For greater certainty, the Vendor and the Purchaser acknowledge and agree that the total payment to be received by the Vendor on closing from the payment of the Purchase Price and the repayment of amounts owing by the Windjammer Companies shall amount to $18.0 million in the aggregate.
2.7 Documentation to Confirm Indebtedness and Cross-Guarantees. As part of the closing, each of the Windjammer Companies shall execute such documentation, (the "Indebtedness Documentation"), as the Vendor in its discretion requires in order to confirm and evidence that the Windjammer Companies owe to the Vendor immediately after closing the aggregate principal amount of $12.0 million, that interest shall accrue on such principal amount at the rate of eight percent (8%) per annum and that the entire principal amount plus all accrued interest shall be due and payable on the first anniversary of the Closing Date. In addition, each of the Windjammer Companies shall provide a guarantee to the Vendor of all amounts owed to the Vendor by the other Windjammer Companies. The Debentures shall remain registered against the assets of the Windjammer Companies with the intent that they act as security for all amounts owed to the Vendor by the Windjammer Companies. However, the Vendor agrees that, if requested by the Purchaser, it shall agree to subordinate and postpone the Debentures to the lender providing financing to the Purchaser and/or the Windjammer Companies to enable the Purchaser and the Windjammer Companies to make the payment of the Purchase Price and the repayment of amounts owing by the Windjammer Companies to the Vendor on closing, provided that the amount to which the Vendor will postpone and subordinate does not exceed $19 million.

2.8 Guarantee and Exchange Agreement. The obligations of the Windjammer Companies under the Indebtedness Documentation shall be guaranteed by the Purchaser and the Corporation. The obligations of the Purchaser pursuant to such guarantee shall be secured by all of the assets of the Purchaser, including the Purchased Shares and the Purchased Assets, on a basis which is satisfactory to the Vendor in its discretion. In order to provide for such guarantee, the Vendor, the Purchaser and the Corporation shall enter into an agreement (the "Guarantee and Exchange Agreement"), which, in addition to the aforementioned guarantees of the Purchaser and the Corporation, shall provide:

         (a)  that  the  indebtedness  owing  to  the  Vendor  pursuant  to  the
Indebtedness Documentation may be acquired by the Corporation in the circumstances outlined in Section 2.2 of Schedule 2.8 hereto and exchanged into common shares of the Corporation on the basis set out in Schedule 2.8.

         (b) that the Vendor may require the Corporation to satisfy the indebtedness and obligations owing under the Indebtedness Documentation at any time while such indebtedness or obligations are outstanding and for any reason in exchange for common shares of the Corporation, on the basis set out in
Section 2.1 of Schedule 2.8 hereto; and

         (c) that the Purchaser and the Corporation, to the extent applicable to each of them, covenant to abide by and agree with the matters addressed in
Article 3 of Schedule 2.8 hereto.

In addition, the definitive terms of the Guarantee and Exchange Agreement must be acceptable, in their entirety, to the Vendor, its counsel and its tax advisors.

2.9 Closing Financial Statements. As soon as is practicable, and in any event not later than thirty (30) calendar days following the Closing Date, the Vendor shall deliver to the Purchaser a special purpose balance sheet which shall consolidate the Windjammer Companies and the Purchased Assets and the Assumed Liabilities as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet") and a special purpose income statement which shall consolidate the Windjammer Companies and the time share business of the Vendor for the period (the "Interim Period") from the date of this Agreement to the day immediately preceding the Closing Date (the "Closing Income Statement"). Except for modifications required to meet the special purpose as contemplated herein, the Closing Balance Sheet and the Closing Income Statement (collectively, the "Closing Financial Statements") shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and shall present fairly the consolidated financial position of the Windjammer Companies and the time share business of the Vendor as of the close of business on the day immediately preceding the Closing Date and the consolidated sales, earnings and results of operations of the Windjammer Companies and the time share business of the Vendor for the Interim Period.

2.10 Disputes Concerning Closing Financial Statements. The Purchaser may dispute any aspect of the Closing Financial Statements by notice in writing given to the Vendor within two weeks following the delivery of the Closing Financial Statements to the Purchaser. Unless such dispute is resolved promptly by agreement, the Vendor and the Purchaser may request an international accounting firm not affiliated with either the Purchaser or the Vendor, or any of their respective affiliates, to arbitrate the dispute. The firm chosen shall designate a partner (the "Arbitrator") to determine the matter in dispute as a single arbitrator in accordance with arbitration legislation in the State of New York. The cost of the arbitration shall be in the discretion of the Arbitrator. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters and decision as to costs) shall be final and binding on the Vendor and the Purchaser and shall not be subject to appeal by either party. The fees and expenses of the Arbitrator shall be borne equally by the parties. Upon agreement with respect to all matters in dispute, or upon a decision of the Arbitrator with respect to all matters in dispute, such amendments shall be made to the Closing Financial Statements as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Closing Financial Statements, Closing Balance Sheet and Closing Income Statement shall refer to the Closing Financial Statements, as so amended.

2.11 Working Capital Adjustment. If the amount of working capital shown on the Closing Balance Sheet is less than zero, the Purchase Price shall be decreased by the amount by which such amount of working capital is less than zero. If the amount of working capital shown on the Closing Balance Sheet is greater than zero, the Purchase Price shall be increased by the amount by which such amount of working capital is greater than zero. At closing, the Purchaser and the Vendor shall estimate what they reasonably believe will be the amount of working capital to be shown on the Closing Balance Sheet. If such estimated amount is positive, it shall be paid at the Time of Closing by the Purchaser to the Vendor by certified cheque or banker's draft, and if such estimated amount is negative, the portion of the Purchase Price to be paid by the Purchaser at the Time of Closing shall be reduced by such amount. Any difference between the actual amount of working capital shown on the Closing Balance Sheet from what was estimated at the Time of Closing shall be paid by certified cheque or banker's draft within ten (10) days of the date on which the Closing Financial Statements have been delivered to the Purchaser or, in the event of a dispute concerning the Closing Financial Statements, within ten (10) days of such dispute being resolved in accordance with Section 2.10 herein and shall be accounted for by the Purchaser and the Vendor as an adjustment to the Purchase Price allocated to the shares of WHL. The term "working capital" as used in this Section 2.11 shall mean current assets minus current liabilities as shown on the Closing Balance Sheet.

2.12 Sharing of Net Profit. The Vendor and the Purchaser covenant and agree to share the amount of net profit shown on the Closing Income Statement on the basis of thirty-nine percent (39%) of such net profit for the Purchaser and sixty-one percent (61%) of such net profit for the Vendor. The Vendor agrees to pay to the Purchaser the Purchaser's share of such net profit by certified cheque or banker's draft within ten (10) days of the date on which the Closing Income Statement has been delivered to the Purchaser, or in the event of a dispute concerning the Closing Income Statement, within ten (10) days of such dispute being resolved in accordance with Section 2.10 herein and shall be accounted for by the Purchaser and the Vendor as an adjustment to the Purchase Price allocated to the shares of WHL. The term "net profit" as used in this
Section 2.12 shall mean the amount of net profit (or loss) shown on the Closing Income Statement which shall be calculated in a manner consistent with accounting principles utilized in previous accounting periods for the Business. For greater certainty, the Purchaser shall be entitled to a share of net profit only in the event the transactions contemplated by this Agreement close as provided for herein.

2.13 Adjustment Regarding Certain Time Share Units. The Vendor and the Purchaser covenant and agree to make an adjustment at the Time of Closing with respect to time share units at the Resort which have been sold but not yet fully constructed at the Time of Closing. Such adjustment will be in an amount agreed by the Vendor and the Purchaser, both acting reasonably, and will take into account the amount of sale proceeds received by the Vendor, the amount of marketing and commission costs incurred by the Vendor and the costs of constructing the villa to which the time share unit relates.

2.14 Payments to Escrow Agent. Following closing, the Purchaser shall pay the sum of $1,000,000 to an escrow agent chosen by the Vendor and the Purchaser as follows:

(a)      $250,000 payable on the 30th day after the Closing Date;

(b)      $250,000 payable on the 90th day after the Closing Date;

(c)      $250,000 payable on the 120th day after the Closing Date; and

(d)      $250,000 payable on the 150th day after the Closing Date.

         If the Indebtedness Documentation, the Guarantee and Exchange Agreement and the Debentures are in good standing on the thirtieth (30th) day after the first anniversary of the Closing Date, the escrow agent shall pay the monies which it holds in escrow, together with all interest which has accrued thereon, to the Purchaser. In the event that a periodic $250,000 payment is not made by the Purchaser to the escrow agent as set forth above, the Purchaser shall pay a penalty to the Vendor in the amount of $10,000 payable immediately, and such periodic $250,000 payment shall then be due to be paid to the escrow agent no later than thirty (30) days after the date on which it was originally due. In the event that the Purchaser fails again to make a periodic $250,000 payment when due, the Purchaser shall pay a penalty to the Vendor in the amount of $25,000 payable immediately in each instance, and such periodic $250,000 shall then be due to be paid to the escrow agent no later than thirty (30) days after the date on which it was originally due. In the event that any failure by the Purchaser to make any payments to the escrow agent when due results in a past due balance of $500,000 or more, it shall constitute an event of default under the Indebtedness Documentation and the Guarantee and Exchange Agreement. On the occurrence of any event of default under the terms of the Indebtedness Documentation, the Guarantee and Exchange Agreement or the Debentures, all monies held by the escrow agent, together with all interest accrued thereon, shall be paid to the Vendor on account of any balance outstanding under the Indebtedness Documentation or the Guarantee and Exchange Agreement, which shall be in addition to any other remedies available to the Vendor.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares and the Purchased Assets:

3.1 Organization. The Vendor is a corporation duly incorporated and organized and validly subsisting under the laws of the Commonwealth of the Bahamas and has the corporate power to own or lease its property, to own the Purchased Shares and the Purchased Assets, to enter into this Agreement and to perform its obligations hereunder. WHL is duly incorporated and organized and validly subsisting under the laws of the Commonwealth of the Bahamas. Each of EHL, WJSL and WJSL92 is duly incorporated and organized and validly subsisting under the laws of St. Lucia. Collectively, the Vendor and the Windjammer Companies have the corporate power to own and lease their property, and to carry on the Business as now being conducted by them.

3.2 Authorization. This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor, by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.3 No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares or the Purchased Assets.

3.4 Authorized and Issued Capital. The authorized capital of WHL consists of 5,000 common shares, of which 100 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. The authorized capital of EHL consists of 5,000 common shares, of which 2 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. The authorized capital of WJSL92 consists of 50,000,000 common shares, of which 5,000 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable. The authorized capital of WJSL consists of 2,000,000 common shares, of which 2 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable.

3.5 Options. No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of any of the Windjammer Companies.

3.6 Ownership of Purchased Shares. The Vendor is the beneficial owner of record of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Shares are subject to any voting trust, shareholder agreement of voting agreement. Upon completion of the transaction contemplated by this Agreement, all of the Purchased Shares will be owned by the Purchaser as the beneficial owner of record, with good and marketable title thereto (except for such Encumbrances as may have been granted by the Purchaser).

3.7 Subsidiaries. Other than WJSL and WJSL92, which are wholly owned subsidiaries of WHL, none of the Windjammer Companies owns or has any agreement of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or propriety interest in any person, firm or corporation, and none of the Windjammer Companies has any agreements to acquire or lease any other business operations.

3.8 No Violation. The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in either:

     (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor or any of the Windjammer Companies under:

          (i) any Contract to which the Vendor or any of the Windjammer Companies is a party or by which any of them is, or any of their properties are, bound;

          (ii) any provision of the articles, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or any of the Windjammer Companies;

          (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor or any of the Windjammer Companies;

          (iv) any license, permit, approval, consent or authorization held by the Vendor or any of the Windjammer Companies or necessary to the ownership of the Purchased Shares or the Purchased Assets or the operation of the Business; or

          (v) any applicable law, statute, ordinance, regulation or rule; or

     (b) the creation or imposition of any Encumbrance on any of the Purchased Shares or the Purchased Assets or any of the property or assets of the Windjammer Companies.

3.9 Business of the Corporation. The Business is the only business operation carried on by the Windjammer Companies, and the property and assets owned or leased by the Windjammer Companies, together with the Purchased Assets, are sufficient to carry on the Business. All the tangible assets of the Corporation are situated at the locations set out in Schedule 3.9. A summary description of the hotel, the hotel facilities, villas and guest rooms at the Resort owned by WJSL is set out in Schedule 3.9.

3.10 Title to Personal and Other Property. The Purchased Assets are owned by the Vendor as the beneficial owner thereof with good and marketable title thereto, free and clear of all Encumbrances other than the Permitted Encumbrances. The collective property and assets of the Windjammer Companies (other than the Real Property) are owned beneficially by the Windjammer Companies as the beneficial owners thereof with good and marketable title thereto, free and clear of all Encumbrances other than the Permitted Encumbrances.

3.11 Location of Real Property. All of the real property owned and utilized by the Windjammer Companies in carrying on the Business consists of approximately thirty (30) acres owned by WJSL92 and WJSL, as outlined in red on the site plan attached hereto as Schedule 3.11, and approximately twenty-five (25) acres owned by EHL, as outlined in green on the site plan attached hereto as Schedule 3.11 (collectively, the "Real Property").

3.12 Title to Real Property. None of the Windjammer Companies is the beneficial or registered owner of, nor has any of them agreed to acquire any real property or any interest in any real property other than, the Real Property. A part of the Real Property, identified as such on the site plan attached hereto as
Schedule 3.11, is held by WJSL92 on an emphyteutic lease, a condition of which is that certain improvements be carried out within a prescribed time, which conditions are attached hereto as Schedule 3.12 and which the Vendor represents have been completed to date on terms amended from those registered on title. Also, certain villas erected on the Real Property belong to third parties as full owners and Schedule 3.12 sets out the lot number of each such villa and the owner thereof. WJSL has entered into maintenance agreements with such villa owners providing for the maintenance by WJSL of such villas and has also entered into rental/lease agreements with certain of such villa owners for use of their villas by WJSL in the hotel operations conducted at the Resort as part of the Business. Title to Lot 55 is currently registered in the name of Sargusingh. That lot was purchased by WJSL92 and the purchase price was paid but no conveyance of the lot was completed. The lot was purchased as an access route into the Resort, but at the present time is not used for any purpose. There exists on the Resort a roadway connecting the main Resort property to an area of real estate known as "The Point". The roadway that has been constructed passes over lands owned by Berella Taylor, who is the owner of the land on which the roadway is situated. Mrs. Taylor has agreed in the past to provide a right of way in favour of the Resort, but to this point has not executed the right of way agreement that has been prepared. The Vendor agrees to make a best efforts attempt to enter into a right-of-way agreement prior to closing. In addition, certain villas located on the Real Property have been leased to third parties as part of a time share arrangement, the particulars of which are set out on
Schedule 3.12. EHL and WJSL have entered into a joint maintenance agreement by which third parties acquiring a serviced lot or time share unit located on the Real Property owned by EHL would be entitled to use the facilities of the Resort. Other than as set out in this Agreement, WJSL92, WJSL or EHL, as the case may be, has the exclusive right to possess, use and occupy, and has good and marketable title in fee simple to, all the Real Property registered in its name, free and clear of all Encumbrances, easements or other restrictions of any kind other than Permitted Encumbrances. The Permitted Encumbrances constitute all of the Encumbrances, agreements, indentures and other matters that affect the Real Property.

3.13 Real Property Leases. None of the Windjammer Companies is a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the emphyteutic lease referred to in
Section 3.12 which relates to part of the Real Property and other than as otherwise set out in Schedule 3.12 attached hereto.

3.14 Insurance. Collectively, the Windjammer Companies have all of their respective property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. None of the Windjammer Companies is in default with respect to any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

3.15 No Expropriation. No property or asset of any of the Windjammer Companies has been taken or expropriated by any federal, provincial, state, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced nor is the Vendor or any of the Windjammer Companies aware of any intent or proposal to give any such notice or commence any such proceeding.

3.16 Agreements and Commitments. Except as described on Schedules 3.12, 3.16 and 3.26, none of the Windjammer Companies is a party to or bound by any Contract relating to the property, assets, Business or operations of any of the Windjammer Companies, including, without limiting the generality of the foregoing:

(a) any collective bargaining agreement or other Contract with any labor union;

(b) any continuing Contract for the purchase of materials, supplies, equipment or services involving more than $50,000 in respect of all such Contracts;

(c) any employment or consulting Contract or any other written Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice and without additional consideration due;

(d) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(e) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(f) any commitment for charitable contributions;

(g) any Contract for capital expenditures in excess of $50,000 in the aggregate;

(h) any Contract for the sale of any assets, other than sales of time share inventory to customers in the ordinary course of the Business;

(i) any Contract pursuant to which any of the Windjammer Companies is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(j) any confidentiality, secrecy or non-disclosure Contract (whether any of the Windjammer Companies is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(k) any license, franchise or other agreement that relates in whole or in part to any Intellectual Property;

(l) other than a guarantee given by WHL in favour of the Vendor, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person (except for cheques endorsed for collection);

(m) any Contract that expires, or may expire if the same is not renewed or extended at the option of any person other than any of the Windjammer Companies, more than one (1) year after the date of this Agreement; or

(n) any Contract entered into by any of the Windjammer Companies other than in the ordinary course of the Business.

         Each of the Windjammer Companies has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Business to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing.

3.17 Compliance with Laws; Governmental Authorization. Each of the Windjammer Companies has complied with all laws, statutes, or ordinances regulations, rules, judgments, decrees or orders applicable to the Business or any of the Windjammer Companies. Schedule 3.17 sets out a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licenses") held by or granted to any of the Windjammer Companies, and there are no other licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the property or assets utilized by any of the Windjammer Companies. Each License is valid, subsisting and in good standing and none of the Windjammer Companies is in default or breach of any License and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any License.

3.18 Consents and Approvals. There is no requirement to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 3.18 or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser. There is no requirement under any Contract relating to the Business or any of the Windjammer Companies to which the Vendor or any of the Windjammer Companies is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Schedule 3.18.

3.19 Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of each of the Vendor and the Windjammer Companies as at the respective dates, for the respective periods and for the respective entity or entities covered by each of the respective Financial Statements. When prepared, the Closing Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Financial Statements and will present fairly the financial position and results of operations of the Vendor and the Windjammer Companies on a consolidated basis as at the close of business on the Closing Date.

3.20 Books and Records. The books and records of each of the Windjammer Companies fairly and correctly set out and disclose in accordance with generally accepted accounting principles the financial position of each of the Windjammer Companies as at the date hereof and all financial transactions of each of the Windjammer Companies have been accurately recorded in such books and records.

3.21 Absence of Changes. Since February 28, 2001, the Vendor and the Windjammer Companies have carried on the Business and conducted their operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

     (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of any of the Vendor and the Windjammer Companies;

     (b) any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Windjammer Companies;

     (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by any of the Windjammer
Companies, other than those incurred in the ordinary and normal course and consistent with past practice;

     (d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of any of the Windjammer Companies (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary course of business consistent with past practice;

     (e) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of any of the Windjammer Companies or any direct or indirect redemption, purchase or other acquisition of any such shares;

     (f) any issuance or sale by any of the Windjammer Companies, or any Contract entered into by any of the Windjammer Companies, for the issuance or sale by any of the Windjammer Companies, of any shares in the capital of or securities convertible into or exercisable for shares in the capital of any of the Windjammer Companies;

     (g) any labor trouble adversely affecting any of the Windjammer Companies;

     (h) any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any property or assets of the Vendor or any of the Windjammer Companies, other than sales of time share inventory to customers in the ordinary and normal course of the Business;

     (i) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to any of the Windjammer Companies in amounts exceeding $50,000 in each instance or $250,000 in the aggregate;

     (j) any general increase in the compensation of employees of any of the Windjammer Companies (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of $50,000) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of $50,000), or the making of any loan to, or engagement in any transaction with, any employee, officer or director of any of the Windjammer Companies;

     (k) except as set out in Schedule 3.21(k), any capital expenditures or commitments of any of the Windjammer Companies in excess of $50,000 in the aggregate;

     (l) any forward purchase commitments in excess of the requirements of any of the Windjammer Companies for normal operating inventories or at prices higher than the current market prices;

     (m) any forward sales commitments other than in the ordinary and normal course of the Business or any failure to satisfy any accepted order for goods or services;

     (n) any change in the accounting or tax practices followed by the Vendor and the Windjammer Companies;

     (o) any change adopted by any of the Windjammer Companies in its depreciation or amortization policies or rates; or

     (p) any change in the credit terms offered to customers of, or by suppliers to, any of the Windjammer Companies.

3.22 Taxes. Each of the Windjammer Companies has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes that are due and payable, and all assessments, governmental charges, penalties, interest and fines due and payable by it. Each of the Windjammer Companies has made adequate provision for taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Vendor, threatened against, the Windjammer Companies in respect of taxes, governmental charges or assessments, nor are any material matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority. Notwithstanding the foregoing, the Vendor makes no representation or warranty with respect to any tax concessions granted by the Government of St. Lucia to any of the Windjammer Companies relating in any way to the Business or the Resort.

3.23 Litigation. Except as described in Schedule 3.23, there are no actions, suits or proceedings (whether or not purportedly on behalf of any of the Windjammer Companies) pending or, to the knowledge of the Vendor, after due inquiry, threatened against or affecting, any of the Windjammer Companies at law or in equity, or before or by any governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board.

3.24 Dividends. Since February 28, 2001, none of the Windjammer Companies has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

3.25 Employee Plans. Schedule 3.25 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by any of the Windjammer Companies for the benefit of employees or former employees (the "Employee Plans").

3.26 Collective Agreements. Except as described in Schedule 3.26, none of the Windjammer Companies has made any Contracts with any labor union or employee association nor made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements and, except as set out in Schedule 3.26, the Vendor is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of any of the Windjammer Companies, nor is there any certification of any such union with regard to a bargaining unit.

                                   ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE CORPORATION

         The Purchaser and the Corporation jointly and severally represent and warrant to the Vendor as follows and acknowledge and confirm that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares and the Purchased Assets:

4.1 Organization. The Purchaser is a corporation validly subsisting under the laws of the Commonwealth of the Bahamas and it has the corporate power to enter into and perform its obligations pursuant to this Agreement. The Corporation is a corporation validly subsisting under the laws of the State of Nevada and it has the corporate power to enter into and perform its obligations pursuant to this Agreement.

4.2 Authorized and Issued Capital. The authorized capital of the Corporation consists of 200 million shares of common stock with a par value of $0.001 of which 40,091,727 shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable, and 25 million shares of preferred stock with a par value of $0.001, none of which are outstanding. .

4.3 Compliance with Securities Legislation. The Corporation is in material compliance with all applicable securities legislation in all jurisdictions where such compliance is required. The Corporation is in material compliance with all requirements of the National Association of Security Dealers Automated Securities System in respect of the shares of the Corporation which are posted for trading on such system.

4.4 No Violation. The execution and delivery of this Agreement by the Purchaser and the Corporation and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of either of the Purchaser or the Corporation under:

     (a) any Contract to which either the Purchaser or the Corporation is a party or by which either of them is bound;

     (b) any provision of the articles or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of either of the Purchaser or the Corporation;

     (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or the Corporation; or

     (d) any applicable, law, statute, ordinance, regulation or rule.

4.5 Authorization. This Agreement has been duly authorized, executed and delivered by each of the Purchaser and the Corporation and is a legal, valid and binding obligation of each of the Purchaser and the Corporation, enforceable against the Purchaser and the Corporation by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.6 Consents and Approvals. There is no requirement for either the Purchaser or the Corporation to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

4.7 Relationship of the Purchaser and the Corporation. The Purchaser is a wholly-owned subsidiary of the Corporation.


                                    ARTICLE V

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 Survival of Representations and Warranties of the Vendor. To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until the second (2nd) anniversary of the Closing Date and, notwithstanding such closing, shall continue in full force and effect for the benefit of the Purchaser during such period.

5.2 Survival of Representations and Warranties of the Purchaser and the Corporation. To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the Purchaser and the Corporation contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until the second (2nd) anniversary of the Closing Date and, notwithstanding such closing, shall continue in full force and effect for the benefit of the Vendor during such period.

                                   ARTICLE VI

                                    COVENANTS

6.1  Access  to the  Windjammer  Companies  For a  period  of  sixty  (60)  days commencing on the date of this Agreement (the "Due Diligence Period"), the Vendor shall make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, financial statements, minute books, share certificates books, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constating documents and all other documents, information or data relating to the Windjammer Companies and the Business. During the Due Diligence Period, the Vendor and the Windjammer Companies shall afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Business and the property, assets, undertaking, records and documents of the Windjammer Companies. At the request of the Purchaser, the Vendor shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Business and any property of the Windjammer Companies or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of the Windjammer Companies maintained by governmental or other public authorities during the Due Diligence Period.

         In particular but without limitation, during the Due Diligence Period, the Vendor shall permit the Purchaser's representatives or consultants to conduct such all testing and inspection in respect of environmental matters at such locations of the Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters.

         Notwithstanding any of the foregoing, the Purchaser shall not be permitted access to the Resort nor access to operational personnel of the Resort unless written authorization is provided by Lynne Cram, Executive Vice-President of the Vendor and any representative of the Purchaser must be accompanied at all times by a representative of the Vendor.

6.2 Delivery of Books and Records. At the Time of Closing there shall be delivered to the Purchaser, by the Vendor, all of the books and records of and relating to the Windjammer Companies and the Business. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

6.3 Conduct Prior to Closing. Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of
Closing:

     (a) Conduct Business in the Ordinary Course. The Vendor shall, and shall cause the Windjammer Companies to, conduct the Business and the operations and affairs of the Vendor and the Windjammer Companies only in the ordinary and normal course of business consistent with past practice and in accordance with existing operating budgets, and the Windjammer Companies shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and provided further that none of the Vendor or the Windjammer Companies shall enter into any material Contracts with respect to any of the Windjammer Companies or the Business or spend in excess of $50,000 on any single expense item without the consent of the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the Vendor and its affiliated companies are in the process of arranging alternate financing to which is currently in place and such financing may involve some or all of the Windjammer Companies incurring additional debt, or amending the terms of existing indebtedness, and either providing additional security in respect thereof or amending the terms of existing security, including, without limitation, an assignment of existing security. Provided that any such indebtedness is repaid as part of the transactions contemplated by this Agreement and any additional security provided in respect thereof is discharged, the consent of the Purchaser shall not be required with respect to any aspect of such financing;

     (b) Continue Insurance. The Vendor shall cause the Windjammer Companies to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

     (c) Regulatory Consents. The Vendor shall use its best efforts to obtain or cause the Windjammer Companies to obtain at or prior to the Time of Closing, from all appropriate governmental or regulatory bodies, the licenses, permits, consents, approvals, certificates, registrations and authorizations described in
Schedule 3.21. The Purchaser acknowledges, however, that the Vendor makes no representation or warranty with respect to any tax concessions granted by the Government of St. Lucia relating in any way to the Business or the Resort, whether to the Vendor or to any of the Windjammer Companies, and it shall be the sole responsibility and obligation of the Purchaser to satisfy itself with respect to any such tax concessions.

     (d) Contractual Consents. The Vendor shall use its best efforts to give or obtain or cause the Windjammer Companies to give or obtain the notices, consents and approvals described in Schedule 3.21;

     (e) Preserve Goodwill. The Vendor shall use its best efforts to preserve, and cause the Windjammer Companies to preserve, intact the Business and the property, assets, operations and affairs of the Windjammer Companies and to carry on the Business and the affairs of the Windjammer Companies as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor and the Windjammer Companies;

     (f) Discharge Liabilities. The Vendor shall cause the Windjammer Companies to pay and discharge the liabilities of the Windjammer Companies in the ordinary course in accordance and consistent with the previous practice of the Windjammer Companies, except those contested in good faith by the Windjammer Companies. To the knowledge of the Vendor, as at the date of this Agreement, the aggregate amount of any contested liabilities of the Windjammer Companies does not exceed $25,000. The Purchaser acknowledges and agrees that all liabilities of the Windjammer Companies to EllisDon Construction Ltd. or its affiliates (other than the Vendor) shall be paid and satisfied prior to closing;

     (g) Corporate Action. The Vendor shall use its best efforts to take and cause the Windjammer Companies to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares and the Purchased
Assets to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor and the Windjammer Companies to be held for such purpose; and

     (h) Best Efforts. The Vendor shall use its best efforts to satisfy the conditions contained in Section 7.1.

6.4 Delivery of Documents. The Vendor shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares and the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances, except for Permitted Encumbrances.

6.5 Delivery of Vendor's and the Windjammer Companies' Corporate and Closing Documentation. The Vendor shall execute and deliver or cause to be executed and delivered to the Purchaser copies of such documents relevant to corporate matters relating to the Vendor and the Windjammer Companies and to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request

6.6 Delivery of Purchaser's and Corporation's Corporate and Closing Documentation. The Purchaser and the Corporation shall execute and deliver or cause to be executed and delivered copies of such other documents relevant to corporate matters relating to the Purchaser the closing of the transaction contemplated hereby as the Vendor, acting reasonably, may request.

                                   ARTICLE VII

                              CONDITIONS OF CLOSING

7.1 Conditions of Closing in Favor of the Purchaser. The sale and purchase of the Purchased Shares and the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing, other than with respect to the financing condition set out in Section 7.1(h) which must be fulfilled or waived within ninety (90) days of the date of this Agreement:

     (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of the Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor and the Windjammer Companies at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of an officer of the Vendor dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

     (c) Regulatory Consents. There shall have been obtained, from all appropriate governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Shares and the Purchased Assets contemplated hereby including, without limitation, those described in Schedule 3.18.

     (d) Contractual Consents. The Vendor shall have given or obtained the notices, consents and approvals described in Schedule 3.18, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

     (e) Material Adverse Change. There shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Windjammer Companies on a collective basis since February 28, 2001;

     (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares and the Purchased Assets contemplated hereby;

     (g) No Material Damage. No material damage by fire or other hazard to the whole or any material part of the property or assets of the Windjammer Companies shall have occurred from the date hereof to the Time of Closing;

     (h) Financing. Within ninety (90) days of the date of this Agreement, the Purchaser shall have obtained the financing necessary for it and the Windjammer Companies to make the payments to the Vendor due on the Closing Date in the aggregate amount of $18.0 million as contemplated by this Agreement, on terms and conditions acceptable to the Purchaser, acting reasonably;

     (i) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Purchased Shares and the Purchased Assets, including title of the Vendor to the Purchased Shares and the Purchased Assets, shall have been approved as to form and legality by Vanderkam & Sanders, counsel for the Purchaser, acting reasonably;

     (j) Legal Opinion. The Vendor shall have delivered to the Purchaser a favorable opinion of Harrison Pensa LLP, counsel to the Vendor, which shall include and incorporate favourable opinions from local counsel to the Vendor in the Bahamas and in St. Lucia, all in forms mutually acceptable to the Vendor and the Purchaser, both acting reasonably;

     (k) Resignation of Directors and Officers. Such directors and officers of the Windjammer Companies as the Purchaser may specify shall have resigned in favor of nominees of the Purchaser effective as of the Time of Closing; and

     (l) Release by Vendor, Directors and Officers. The Vendor and such directors and officers of the Windjammer Companies as the Purchaser may specify shall have executed and delivered, at the Time of Closing, releases in favor of the Windjammer Companies and the Purchaser in forms mutually acceptable to the Vendor and the Purchaser, both acting reasonably.

         If the financing condition contained Section 7.1(h) shall not be fulfilled or waived within ninety (90) days of the date of this Agreement, this Agreement shall be terminated and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 2.4, 10.3 and 10.4, shall be terminated. If any of the other conditions contained in this Section 7.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 2.4, 10.3 and 10.4, shall be terminated, provided that the Purchaser may also bring an action pursuant to Article IX against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

7.2 Conditions of Closing in Favor of the Vendor. The purchase and sale of the Purchased Shares and the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing:

(a) Representations and Warranties. The representations and warranties of the Purchaser and the Corporation contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and certificates of an officer of the Purchaser and an officer of the Corporation dated the Closing Date to that effect shall have been delivered to the Vendor, such certificates to be in form and substance satisfactory to the Vendor, acting reasonably;

(b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and the Corporation at or before the Time of Closing shall have been complied with or performed in all material respects and certificates of an officer of the Purchaser and an officer of the Corporation dated the Closing Date to that effect shall have been delivered to the Vendor, such certificates to be in form and substance satisfactory to the Vendor, acting reasonably;

(c) Regulatory Consents. There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required by law to be obtained by the Purchaser to permit the change of ownership of the Purchased Shares and the Purchased Assets contemplated hereby including those described in Schedule 3.21, in each case in form and substance satisfactory to the Vendor, acting reasonably;

(d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares and the Purchased Assets contemplated hereby;

(e) Repayment of Indebtedness Owed by the Windjammer Companies to the Vendor. All amounts contemplated in Section 2.6 to be paid by the Windjammer Companies in respect of amounts owed to the Vendor shall have been received by the Vendor;

(f) Delivery and Registration of all Documentation in Connection with Indebtedness Owed to the Vendor. All Indebtedness Documentation and guarantees contemplated in Section 2.7 shall have been executed and delivered to the Vendor and all necessary registrations required in connection therewith shall have been made in all jurisdictions to which the Indebtedness Documentation and such guarantees relate, all to the satisfaction of the Vendor, in its discretion;

(g) Delivery of Guarantee and Exchange Agreement and Security. The Guarantee and Exchange Agreement and security in connection therewith shall have been executed and delivered to the Vendor and all necessary registrations required in connection therewith shall have been made in all jurisdictions to which the Guarantee and Exchange Agreement and such security relate, all to the satisfaction of the Vendor, in its discretion.

(h) Transfer of Villa 22. The transfer of Villa 22 at the Resort from EllisDon Construction Ltd. to the Vendor shall have been completed and the purchase price of $250,000 shall have been paid;

(i) Purchaser to be a Wholly-Owned Subsidiary of the Corporation. The Purchaser shall be a wholly-owned subsidiary of the Corporation and the Vendor shall have been provided with evidence of such satisfactory to it and its counsel;

(j) Registration Statement.  The Corporation shall have filed, within forty-five
(45) days of the date of this Agreement, a registration statement, in a form acceptable to the Vendor, acting reasonably, registering the shares of common stock of the Corporation issuable pursuant to the Guarantee and Exchange Agreement;

(k) Escrow Agent and Agreement. The Purchaser and the Vendor shall have chosen the escrow agent as contemplated in Section 2.11 and an escrow agreement in a form mutually acceptable to the Vendor and the Purchaser, both acting reasonably, in connection therewith shall have been executed and delivered;

(l) Tax Matters. The Vendor shall be satisfied in its discretion with the tax implications and effect to it and its parent company of the transactions contemplated by this Agreement;

(m) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by Harrison Pensa LLP, counsel for the Vendor, acting reasonably; and

(n) Legal Opinion. The Purchaser and the Corporation shall have delivered to the Vendor a favorable opinion of Vanderkam and Sanders, counsel to the Purchaser and the Corporation, which shall include and incorporate a favourable opinion of local counsel to the Purchaser in the Bahamas and any other necessary jurisdiction, all in forms acceptable to the Vendor and the Purchaser, both acting reasonably.

         If any of the conditions contained in this Section 7.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 2.4, 10.3 and 10.4 shall be terminated, provided that the Vendor may also bring an action pursuant to Article IX against the Purchaser for damages suffered by the Vendor where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                  ARTICLE VIII

                              CLOSING ARRANGEMENTS

8.1 Place of Closing. The closing shall take place at the Time of Closing at the Resort in St. Lucia.

8.2 Transfer. At the Time of Closing, upon fulfillment of all the conditions set out in Article VII that have not been waived in writing by the Purchaser or the Vendor, the Vendor shall deliver to the Purchaser certificates respecting all the Purchased Shares, duly endorsed in blank for transfer, and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee(s), and will cause a meeting of the board of directors of each of the Windjammer Companies to be held, at which the directors and officers of the Windjammer Companies specified by the Purchaser will resign in favor of nominees of the Purchaser, and the Vendor shall deliver to the Purchaser all documentation required to transfer the Purchased Assets to the Purchaser and required for the assumption of the Assumed Liabilities by the Purchaser, whereupon, subject to all other terms and conditions hereof being complied with, payment of the Purchase Price and the amounts required to be paid to the Vendor by the Windjammer Companies shall be paid and satisfied in the manner provided in Article II.

8.3 Further Assurances. Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                   ARTICLE IX

                                 INDEMNIFICATION

9.1 Indemnification by the Vendor. The Vendor agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

         (a) any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (b) any breach or non-performance by the Vendor or any of the Windjammer Companies of any covenant to be performed by them that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (c) all debts, liabilities or contracts whatsoever (whether accrued, absolute, contingent or otherwise) of any of the Windjammer Companies existing at the Time of Closing, and not disclosed on, provided for or included in the balance sheets forming part of the Financial Statements, except any liabilities related to or arising from any matter or thing:

          (i)  disclosed in this Agreement or any Schedule hereto;

          (ii) accruing or incurred subsequent to February 28, 2001 in the ordinary course of the Business; or

          (iii) which are otherwise within the knowledge of the Purchaser;

provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any matter unless the Purchaser shall have provided notice to the Vendor in accordance with Section 9.3 within two (2) years of the Closing Date.

9.2 Indemnification by the Purchaser and the Corporation. The Purchaser and the Corporation jointly and severally agree to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out for or in connection with:

         (a) any breach by the Purchaser or the Corporation of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

         (b) any breach or non-performance by the Purchaser or the Corporation of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

9.3 Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

         If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

9.4 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

9.5 Thirty Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf. provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

9.6 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

9.7 Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

9.8 Limitation on Claims based on Knowledge of the Purchaser. Notwithstanding anything hereinbefore contained, if the Purchaser, as a result of its due diligence and investigation in connection with the transactions contemplated by this Agreement, becomes aware of facts which are at variance with any representations, warranties or other statements made by the Vendor in this Agreement and such facts are not raised by the Purchaser with the Vendor prior to the Time of Closing, such facts shall be deemed to be accepted by the Purchaser and the Purchaser shall not be entitled to make a Claim in connection therewith.

9.9 Limitation on Amount of Claim. The amount which may be claimed by the Purchaser as the Indemnified Party pursuant to a Claim shall be calculated to be the cost or loss to the Purchaser or any of the Windjammer Companies after giving effect to:

(a) any insurance proceeds available to the Purchaser or any of the Windjammer Companies in relation to the matter which is the subject of the Claim; and

(b) the value of any related, determinable tax benefits realized, or which will (with reasonable certainty) be realized within a two (2) year period following the date of incurring such costs or loss by the Purchaser or any of the Windjammer Companies in relation to the matter which is the subject of the Claim.

9.10 De Minimis. Notwithstanding anything hereinbefore contained, the Purchaser as the Indemnified Party shall not be entitled to make a Claim unless:


                   (i) the amount of such Claim, after taking into account the provisions of Section 9.9, exceeds $25,000 (a "De Minimis Claim"); and

                  (ii) the aggregate amount of all De Minimis Claims exceeds $100,000. After the aggregate amount of all De Minimis Claims exceeds $100,000, the Purchaser shall be entitled to make all De Minimis Claims (ie. including those incurred or realized prior to the aggregate amount exceeding $100,000) which it is entitled to make pursuant to this
         Article IX, after taking into account the provisions of Section 9.9.

9.11 Exclusivity. The provision of this Article IX shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article IX.

9.12 Special Indemnity Relating to Matters Disclosed in Schedule 3.23. Notwithstanding anything contained herein, but subject to Sections 9.5 and 9.6, the Vendor agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser or the Windjammer Companies as a result of or in connection with the matters set out and described in Schedule 3.23 hereto. The Vendor shall retain control of all such matters and the Purchaser agrees to cooperate, and to cause the Windjammer Companies to cooperate, with the Vendor in connection therewith.

                                    ARTICLE X

                                  MISCELLANEOUS

10.1 Confidentiality of Information. In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor, the Windjammer Companies or the Business discovered by the Purchaser or its representatives as a result of the Vendor and the Windjammer Companies making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

10.2              Notices.

         (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

          (i)  if to the Vendor:

                   c/o McKinney, Bancroft & Hughes
                   Mareva House, 4 George Street
                   P.O. Box N-3937
                   Nassau Bahamas
                   Attention:   Lynne Cram
                   Telecopier No:   (242) 328-2520

          with a copy to:

                   c/o EllisDon Construction Ltd.
                   P.O. Box 5093
                   2045 Oxford Street East
                   London, Ontario, N6A 4M6

                   Attention: Mr. John Bernhardt, Vice-President of Finance Telecopier No: (519) 455-2944

           with a copy to:

                   Harrison Pensa LLP
                   450 Talbot Street
                   London, Ontario, N6A 5J6

                   Attention:       Mr. Darwin E. Hayward
                   Telecopier No.:  (519) 667-3362

          (ii) if to the Purchaser or the Corporation:

                    c/o Ron Bauer             8 Queen Street
                    Mayfair, London, UK
                    WIJ 5PD
                    Attention:  *
                    Telecopier No.: 011 44 207-491-9586 *
            with a copy to:

                   Vanderkam & Sanders
                   440 Louisiana
                   Suite 475
                   Houston, Texas, 77002

                   Attention:      David Loev
                   Telecopier No.: (713) 547-8910

          (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

         (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 10.2.

10.3 Consultation. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

10.4 Disclosure. Prior to any public announcement of the transaction contemplated hereby pursuant to Section 10.3, neither party shall disclose this Agreement or any aspect of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

10.5 Public Announcements. No public announcement or press release not required by law or by applicable stock exchange rule concerning the purchase and sale of the Purchased Shares and the Purchased Assets shall be made by the Vendor, the Corporation or the Purchaser without the consent and joint approval of the Vendor, the Purchaser and the Corporation.

10.6 Best Efforts. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, license or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

10.7 Transmission by Facsimile. The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties.


                                        WINDJAMMER BAHAMAS (1992) LIMITED

                                         Per:
                                              ----------------------------------
                                                Duly Authorized Officer


                                         BAUER WINDJAMMER RESORT AND
                                         SPA (BAHAMAS) LIMITED


                                         Per:
                                              ----------------------------------
                                                Duly Authorized Officer


                                         THE BAUER PARTNERSHIP, INC.


                                         Per:
                                              ----------------------------------
                                                Duly Authorized Officer